UNITED STATES
                     SECURITIES AND EXCHANGE COMMISSION
                           Washington, D.C. 20549


                               SCHEDULE 13G/A

                              (Amendment No. 1)


                  Under the Securities Exchange Act of 1934

                   Information to be Included in Statements
               Filed Pursuant to 240.13d-1(b), (c) and (d) and
                Amendments Thereto Filed Pursuant to 240.13d-2


                            Citadel Technology, Inc.
                                (Name of Issuer)

                                   Common Stock
                          (Title of Class of Securities)

                                    172 889 107
                                   (CUSIP Number)

                                  December 31, 1998
                                 (Date of Event Which
                          Requires Filing of This Statement)


   Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

                                 [ ] Rule 13d-1(b)

                                 [X] Rule 13d-1(c)

                                 [ ] Rule 13d-1(d)


   The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).




 CUSIP NO. 172 889 107         13G/A (Amendment No. 1)       Page 2 of 6 Pages


 1)      Names of Reporting Persons/I.R.S. Identification Nos. of Above Persons

         Global Capital Management, Inc./FEIN 41-1625323

 2)      Check the Appropriate Box if a Member of a Group (See Instructions)

         (a)      [  ]
         (b)      [  ]

 3)      SEC Use Only

 4)      Citizenship or Place of Organization

         Delaware

 Number of Shares Beneficially Owned by Each Reporting Person With:

 5)       Sole Voting Power

          659,331

 6)       Shared Voting Power

          0

 7)       Sole Dispositive Power

          659,331

 8)       Shared Dispositive Power

          0

 9)      Aggregate Amount Beneficially Owned by Each Reporting Person

         659,331

 10) Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions)

         [  ]

 11)     Percent of Class Represented by Amount in Row (9)

         2.3%

 12)     Type of Reporting Person (See Instructions)

         CO





                                                            Page 3 of 6 Pages

                       SCHEDULE 13G/A
                     (Amendment No. 1)


 ITEM 1.     (a)  Name of Issuer:

                  Citadel Technology, Inc.

             (b)  Address of Issuer's Principal Executive Offices:

                  3811 Turtle Creek Boulevard
                  Suite 600
                  Dallas, Texas 75219

 ITEM 2.     (a)  Name of Person Filing:

                  Global Capital Management, Inc.

             (b)  Address of Principal Business Office:

                  602 Carlson Parkway
                  Suite 200
                  Minnetonka, Minnesota 55305

             (c)  Citizenship:

                  Delaware

             (d)  Title of Class of Securities:

                  Common Stock

             (e)  CUSIP Number:

                  172 889 107

 ITEM 3. If this statement is filed pursuant to Rule 13d-1(c), check this box:

             [X]





                                                             Page 4 of 6 Pages

ITEM 4.     Ownership

           (a)  Amount Beneficially Owned:

                659,331

           (b)  Percent of Class:

                2.3%

           (c)  Number of shares as to which such person has:

               (i)     Sole power to vote or to direct the vote

                       659,331

               (ii)    Shared power to vote or to direct the vote

                       0

              (iii)   Sole power to dispose or to direct the disposition of

                      659,331

               (iv)   Shared power to dispose or to direct the disposition of

                      0

 ITEM 5.       Ownership of Five Percent or Less of a Class

               If this Statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [X].

 ITEM 6.       Ownership of More Than Five Percent on Behalf of Another Person

               No Change

 ITEM 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company

               Not Applicable

 ITEM 8.       Identification and Classification of Members of the Group

               Not Applicable

 ITEM 9.       Notice of Dissolution of Group

               Not Applicable





                                                        Page 5 of 6 Pages

 ITEM 10.      Certification

               No Change





                                     SIGNATURE

   After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


Date: February 15, 1999                    GLOBAL CAPITAL MANAGEMENT, INC.


                                           By: /s/ John D. Brandenborg
                                               -------------------------------
                                           Name:    John D. Brandenborg
                                           Title:   President